Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Schrödinger, Inc.

We consent to the use of our reports dated February 28, 2024, with respect to the consolidated financial statements of Schrödinger, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectuses.

/s/ KPMG LLP

Portland, Oregon

February 28, 2024